February 9, 2018

Dear Scott:

In recognition of your assuming additional responsibilities for Human Resources and Corporate Services, the Management Development and Compensation Committee has approved, as of February 5, 2018, a special, one-time award in the form of 16,970 Restricted Stock Units (“RSUs”) with an approximate value of $250,000. As an equity holder in our company, you will participate in the rewards from delivering long-term shareholder value. The RSUs will vest in two equal installments on the first and second anniversaries of the grant date (i.e., 50% on February 5, 2019 and 50% on February 5, 2020), subject to your continued employment with Vista Outdoor through the applicable vesting date.
Additional Terms and Conditions of Equity Awards
Shortly after your signing this letter, you will receive additional information from E*Trade about how to accept your available equity award online. Your receipt of equity is subject to your acceptance of the terms and conditions of the materials provided to you at the time of your acceptance of the award through E*Trade’s online system, including the Vista Outdoor Inc. 2014 Stock Incentive Plan, the award agreement evidencing the award and the plan’s prospectus, as well any other applicable company policies. It is important that you read all of the documents associated with each award carefully.
Navigating the E*Trade System
In order to be eligible for equity awards, you must log on to E*TRADE and complete the grant acceptance process by following the instructions below:

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Existing E*TRADE Stock Plan Accounts:  Please log-on to your account at https://us.etrade.com/stock-plans and complete the grant acceptance process, after you receive notification from E*Trade that your awards have been loaded to the system.

If you need technical assistance with the grant acceptance process or accessing your account, please call E*TRADE’s U.S. Service Center at 800.838.0908 (Monday through Friday, 8:00 a.m. to 9:00 p.m. (Eastern).
The terms of this letter do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing.
To confirm acceptance of the letter, please sign, date and return to Lindsay Lentz, Director, Compensation via email at Lindsay.Lentz@VistaOutdoor.com.

Sincerely,

/s/ Chris Metz

Chris Metz
Chief Executive Officer        Accepted:

/s/ Scott Chaplin	/	February 9, 2018
Scott Chaplin		Date